As filed with the Securities and Exchange Commission on December 16, 1999
                                                     Registration No. 333-89413
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------

                              POST-EFFECTIVE

                             AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                 MAXYGEN, INC.
            (Exact name of Registrant as specified in its charter)
                                ---------------

             Delaware                               8731                            77-0449487
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)           Identification No.)

                                 MAXYGEN, INC.
                              515 Galveston Drive
                        Redwood City, California 94063
                                (650) 298-5300
  (Address, including zip code, and telephone number, including area code, of
                 Maxygen, Inc.'s principal executive offices)
                                ---------------
                           RUSSELL J. HOWARD, Ph.D.
                     President and Chief Executive Officer
                                 MAXYGEN, INC.
                              515 Galveston Drive
                        Redwood City, California 94063
                                (650) 298-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:

                 JULIAN N. STERN                                    BARRY E. TAYLOR
                AUGUST J. MORETTI                                  TREVOR J. CHAPLICK
         Heller Ehrman White & McAuliffe                    Wilson Sonsini Goodrich & Rosati
          2500 Sand Hill Road, Suite 100                        Professional Corporation
        Menlo Park, California 94025-7063                          650 Page Mill Road
            Telephone: (650) 234-4229                         Palo Alto, California 94304
            Facsimile: (650) 234-4299                          Telephone: (650) 493-9300
                                                               Facsimile: (650) 845-5000

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [X] Registration No. 333-89413
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
 Title of Each Class of                        Proposed Maximum    Proposed Maximum
    Securities to be         Amount to be       Offering Price    Aggregate Offering       Amount of
       Registered            Registered(1)         Per Share            Price         Registration Fee(2)
---------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par
 value................         6,900,000            $16.00           $110,400,000           $30,273
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Includes 900,000 shares which the underwriters have the option to purchase to cover over-allotments, if any.

(2) Amount previously paid.
                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             Explanatory Note

    The purpose of this Post-Effective Amendment No. 1 to the Registration Statement is to file certain exhibits to the Registration Statement, as set forth below in Item 16(a) of Part II, and to register additional securities pursuant to Rule 462(b) of the Securities Act of 1933, as amended.

                                    PART II

                     Information Not Required In Prospectus

Item 13 Other Expenses of Issuance and Distribution.

    The following table sets forth all expenses to be paid by Maxygen, other than the underwriting discounts and commissions payable by Maxygen in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                     AMOUNT TO
                                                                      BE PAID
                                                                     ----------
   Registration fee................................................. $   30,273
   NASD filing fee..................................................      8,550
   Nasdaq National Market...........................................     95,000
   Blue sky qualification fees and expenses.........................     10,000
   Printing and engraving expenses..................................    180,000
   Legal fees and expenses..........................................    300,000
   Accounting fees and expenses.....................................    300,000
   Transfer agent and registrar fees................................     25,000
   Miscellaneous expenses...........................................     51,177
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

--------

Item 14 Indemnification of Officers and Directors.

    Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we intend to enter into separate indemnification agreements with our directors which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in our Certificate of Incorporation and Bylaws and the indemnification agreement to be entered into between us and our directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Company and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15 Recent Sales of Unregistered Securities.

    Since our incorporation in May 1996, we have sold and issued the following securities:

1. In March 1997, we issued to Affymax Technologies, N.V. and Glaxo Group Limited (both subsidiaries of Glaxo Wellcome plc) a total of 5,460,000 shares of common stock in exchange for the transfer of intellectual property and other technology assets. In addition, we sold an aggregate of 2,100,000 shares of common stock to four founders of Maxygen for aggregate consideration of $420,000 which was paid by promissory note, secured by the common stock underlying the stock purchase. In May 1998, we issued 125,000 shares of common stock to the California Institute of Technology in exchange for the license of intellectual property. In September 1998, we sold 75,000 shares of common stock to three of our consultants for aggregate consideration of $22,500. In March 1999, we issued 15,000 shares of common stock to Cahan & Associates in consideration for consulting services. In April 1999, we issued 50,000 shares of common stock to the University of Washington in exchange for the license of intellectual property.

2. In March 1997, we sold 2,500,000 shares of Series A preferred stock to two investors for aggregate consideration of $5,000,000. In December 1997, we sold 290,000 shares of Series A preferred stock to 16 investors for aggregate consideration of $580,000. In April 1998, we sold 5,000 shares of Series A preferred stock to one investor for aggregate consideration of $10,000.

3. In August 1998, we sold 3,666,667 shares of Series B preferred stock to 63 investors for aggregate consideration of $10,966,000.

4. In December 1998, we sold 1,000,000 shares of Series C preferred stock to Pioneer Overseas Corporation for an aggregate consideration of $5,000,000.

5. In June 1999, we sold 3,636,364 shares of Series D preferred stock to 62 investors for aggregate consideration of $19,963,000.

6. In August 1999, we sold 800,000 shares of Series E preferred stock to AstraZeneca Holdings, B.V. for aggregate consideration of $5,000,000.

7. As of October 15, 1999, we have issued, and there remain outstanding, options to purchase an aggregate of 3,031,795 shares of common stock with exercise prices ranging from $0.20 to $0.75 per share. As of October 15, 1999, options to purchase 2,340,830 shares of common stock have been exercised for aggregate consideration of $838,369.

   There were no underwriters employed in connection with any of the transactions set forth in Item 15.

   The issuances of securities described in Items 15(1) through 15(6) were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The issuances of securities described in Item 15(7) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans approved by the registrant's board of directors. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16 Exhibits and Financial Statement Schedules.

    (A) EXHIBITS

 Exhibit
  Number                         Description of Document
 -------  ---------------------------------------------------------------------
  1.1**   Form of Underwriting Agreement
  3.1**   Certificate of Incorporation, as currently in effect
  3.2**   Amended Certificate of Designations, Preferences and Rights of Series
          A Preferred Stock, as currently in effect
  3.3**   Amended Certificate of Designations, Preferences and Rights of Series
          B Preferred Stock, as currently in effect
  3.4**   Amended Certificate of Designations, Preferences and Rights of Series
          C Preferred Stock, as currently in effect
  3.5**   Certificate of Designations, Preferences and Rights of Series D
          Preferred Stock, as currently in effect
  3.6**   Certificate of Designations, Preferences and Rights of Series E
          Preferred Stock, as currently in effect
  3.7**   Bylaws, as currently in effect
  3.8**   Amended and Restated Certificate of Incorporation, to be effective upon closing
  3.9**   Amended and Restated Bylaws, to be effective upon closing
  4.1**   Specimen Common Stock Certificate
  4.2**   Registration Rights Agreement among the Company, Affymax Technologies
          N.V., Dr. Zaffaroni and Glaxo Wellcome plc dated March 14, 1997
  4.3**   Amendment to Registration Rights Agreement and Consent dated as of
          July 31, 1998 between Maxygen and certain holders of Series A preferred stock
  4.4**   Second Amendment to Registration Rights Agreement and Consent dated as of December 23, 1998 among Maxygen and certain holders of Series A preferred stock and Series B preferred stock
  4.5**   Third Amendment to Registration Rights Agreement and Consent dated as of June 15, 1999 among Maxygen, and certain holders of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock
  4.6**   Series E Preferred Stock Purchase Agreement between Maxygen,
          AstraZeneca Holdings, B.V. and Zeneca Limited dated as of June 18,
          1999
  4.7**   Fourth Amendment to Registration Rights Agreement and Consent dated as of August 6, 1999 among Maxygen, certain holders of Series A preferred stock, Series B preferred stock, Series C preferred stock,
          Series D preferred stock and Series E preferred stock
  5.1**   Opinion of Heller Ehrman White & McAuliffe
 10.1**   1997 Stock Option Plan, as amended
 10.2**   Form of Promissory Note dated March 14, 1997 executed by each of
          Russell J. Howard, Isaac Stein and Willem P.C. Stemmer in favor of
          Maxygen
 10.3**+  Technology Transfer Agreement among Maxygen, Affymax Technologies
          N.V. and Glaxo Wellcome plc dated March 14, 1997, as amended, effective March 1, 1998
 10.4**   Lease between Metropolitan Life Insurance Company and Maxygen dated
          October 21, 1998
 10.5**   First Amendment to Lease dated as of February 26, 1999 by and between
          Metropolitan Life Insurance Company and Maxygen
 10.6**   Promissory Note dated April 22, 1999 executed by Joseph Affholter and
          Roxanne Affholter in favor of Maxygen
 10.7**   Form of Director Indemnification Agreement
 10.8**   1999 Nonemployee Directors Stock Option Plan
 10.9**   1999 Employee Stock Purchase Plan
 10.10**  Form of Promissory Note issued in connection with exercise of stock options
 10.11**+ License and Collaboration Agreement between Maxygen and Novo Nordisk
          A/S effective as of September 17, 1997, as amended June 29, 1998,
          July 29, 1998, and April 19, 1999

 Exhibit
  Number                         Description of Document
 -------  --------------------------------------------------------------------
 10.12+   Collaborative Research and License Agreement entered into as of
          December 23, 1998 by and between Pioneer Hi-Bred International, Inc.
          and Maxygen
 10.13**+ Agreement between Maxygen and Gist-Brocades B.V. entered into the
          15th day of March, 1999
 10.14**+ Collaboration Agreement effective as of June 18, 1999 by and between
          Zeneca Limited and Maxygen
 16.1**   Letter re change in certifying accountant dated October 20, 1999
 16.2**   Letter re change in certifying accountant dated November 22, 1999
 23.1     Consent of Ernst & Young LLP, Independent Auditors
 23.2**   Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5.1)
 24.1**   Power of Attorney
 27.1     Financial Data Schedule

--------

**previously filed

 +confidential treatment has been granted for portions of this exhibit

    (B) FINANCIAL STATEMENT SCHEDULES.

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.


Item 17 Undertakings

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on the 16th day of December 1999.

                                        MAXYGEN, INC.

                                           /s/ Russell J. Howard
                                        By:_____________________________________
                                       Russell J. Howard, Ph.D.
                                     President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                            Title                     Date
              ---------                            -----                     ----

 /s/ Russell J. Howard, Ph.D.         President, Chief Executive       December 16, 1999
 ____________________________________  Officer and Director
 Russell J. Howard, Ph.D.              (Principal Executive Officer)

 /s/ Simba Gill, Ph.D.                Senior Vice President of         December 16, 1999
 ____________________________________ Business Development and Chief
 Simba Gill, Ph.D.                    Financial Officer (Principal
                                      Financial and Accounting
                                      Officer)

  Isaac Stein*                        Chairman of the Board            December 16, 1999
 ____________________________________
 Isaac Stein

  Robert J. Glaser, M.D.*             Director                         December 16, 1999
 ____________________________________
 Robert J. Glaser, M.D.

  M.R.C. Greenwood, Ph.D.*            Director                         December 16, 1999
 ____________________________________
 M.R.C. Greenwood, Ph.D.

  Adrian Hennah*                      Director                         December 16, 1999
 ____________________________________
 Adrian Hennah

  Gordon Ringold, Ph.D.*              Director                         December 16, 1999
 ____________________________________
 Gordon Ringold, Ph.D.

  George Poste, Ph.D.*                Director                         December 16, 1999
 ____________________________________
 George Poste, Ph.D.


   /s/ Simba Gill, Ph.D.
______________________________
      *Simba Gill, Ph.D.
      (Attorney-in-Fact)

                                 EXHIBIT INDEX

 Exhibit
  Number                         Description of Document
 -------  ---------------------------------------------------------------------
  1.1**   Form of Underwriting Agreement
  3.1**   Certificate of Incorporation, as currently in effect
  3.2**   Amended Certificate of Designations, Preferences and Rights of Series
          A Preferred Stock, as currently in effect
  3.3**   Amended Certificate of Designations, Preferences and Rights of Series
          B Preferred Stock, as currently in effect
  3.4**   Amended Certificate of Designations, Preferences and Rights of Series
          C Preferred Stock, as currently in effect
  3.5**   Certificate of Designations, Preferences and Rights of Series D
          Preferred Stock, as currently in effect
  3.6**   Certificate of Designations, Preferences and Rights of Series E
          Preferred Stock, as currently in effect
  3.7**   Bylaws, as currently in effect
  3.8**   Amended and Restated Certificate of Incorporation, to be effective upon closing
  3.9**   Amended and Restated Bylaws, to be effective upon closing
  4.1**   Specimen Common Stock Certificate
  4.2**   Registration Rights Agreement among the Company, Affymax Technologies
          N.V., Dr. Zaffaroni and Glaxo Wellcome plc dated March 14, 1997
  4.3**   Amendment to Registration Rights Agreement and Consent dated as of
          July 31, 1998 between Maxygen and certain holders of Series A preferred stock
  4.4**   Second Amendment to Registration Rights Agreement and Consent dated as of December 23, 1998 among Maxygen and certain holders of Series A preferred stock and Series B preferred stock
  4.5**   Third Amendment to Registration Rights Agreement and Consent dated as of June 15, 1999 among Maxygen, and certain holders of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock
  4.6**   Series E Preferred Stock Purchase Agreement between Maxygen,
          AstraZeneca Holdings, B.V. and Zeneca Limited dated as of June 18,
          1999
  4.7**   Fourth Amendment to Registration Rights Agreement and Consent dated as of August 6, 1999 among Maxygen, certain holders of Series A preferred stock, Series B preferred stock, Series C preferred stock,
          Series D preferred stock and Series E preferred stock
  5.1**   Opinion of Heller Ehrman White & McAuliffe
 10.1**   1997 Stock Option Plan, as amended
 10.2**   Form of Promissory Note dated March 14, 1997 executed by each of
          Russell J. Howard, Isaac Stein and Willem P.C. Stemmer in favor of
          Maxygen
 10.3**+  Technology Transfer Agreement among Maxygen, Affymax Technologies
          N.V. and Glaxo Wellcome plc dated March 14, 1997, as amended, effective March 1, 1998
 10.4**   Lease between Metropolitan Life Insurance Company and Maxygen dated
          October 21, 1998
 10.5**   First Amendment to Lease dated as of February 26, 1999 by and between
          Metropolitan Life Insurance Company and Maxygen
 10.6**   Promissory Note dated April 22, 1999 executed by Joseph Affholter and
          Roxanne Affholter in favor of Maxygen
 10.7**   Form of Director Indemnification Agreement
 10.8**   1999 Nonemployee Directors Stock Option Plan
 10.9**   1999 Employee Stock Purchase Plan
 10.10**  Form of Promissory Note issued in connection with exercise of stock options
 10.11**+ License and Collaboration Agreement between Maxygen and Novo Nordisk
          A/S effective as of September 17, 1997, as amended June 29, 1998,
          July 29, 1998, and April 19, 1999

 Exhibit
  Number                         Description of Document
 -------  --------------------------------------------------------------------
 10.12+   Collaborative Research and License Agreement entered into as of
          December 23, 1998 by and between Pioneer Hi-Bred International, Inc.
          and Maxygen
 10.13**+ Agreement between Maxygen and Gist-Brocades B.V. entered into the
          15th day of March, 1999
 10.14**+ Collaboration Agreement effective as of June 18, 1999 by and between
          Zeneca Limited and Maxygen
 16.1**   Letter re change in certifying accountant dated October 20, 1999
 16.2**   Letter re change in certifying accountant dated November 22, 1999
 23.1     Consent of Ernst & Young LLP, Independent Auditors
 23.2**   Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5.1)
 24.1**   Power of Attorney
 27.1     Financial Data Schedule

--------

**previously filed

 +confidential treatment has been granted for portions of this exhibit